UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 9, 2006

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73061 El Paseo Road, Suite 202, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Between July 2006 and October 2006 Spare Backup, Inc. sold an aggregate of 1,926,468 units of our securities at an offering price of $2.25 per unit to 104 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Rule 506 of Regulation D and Section 4(2) of that act. We received gross proceeds of $4,334,500 in this offering. We intend to use the net proceeds from this offering, after deducting the compensation payable to the placement agent and other costs of the offering, for debt reduction, sales expenses and general working capital.

Each unit consisted of five shares of our common stock and two common stock purchase warrants each exercisable at $0.60 per share, exercisable for a period of two years. The warrant contains customary anti-dilution terms under which the number of shares and exercise price of the warrants are proportionally adjusted in the event of stock splits, stock dividends, recapitalizations and similar corporate events. The warrants included in the units are callable by us at such time as the 10 day non-volume weighted average daily closing price of our common stock equals or exceeds $1.00 per share providing that the shares underlying these warrants have been registered for resale for at least 15 business days under an effective registration statement filed with the Securities and Exchange Commission.

Brookstreet Securities Corporation acted as placement agent for us in the offering. We paid that firm a sales commission of 5% of the gross proceeds $216,725 and a non-accountable expense allowance of 6% of the gross proceeds $260,070. We also issued Brookstreet Securities Corporation five year warrants to purchase 2,408,085 shares of our common stock, which represented 25% of the shares included in the units sold in the offering, with each warrant exercisable at $0.45 per share. The warrants issued to Brookstreet Securities Corporation contain a cashless exercise feature and are not redeemable by us. We agreed to pay Brookstreet Securities Corporation a cash commission of 7% of the proceeds we receive from any exercise of the warrants included in the units, and to issue that firm additional warrants equal to 7% of the total number of shares of our common stock we issue upon the exercise of the warrants included in the units sold in the offering. The warrants we may issue upon such exercise will be identical to the warrants we issued as partial compensation for the firm’s services to us as placement agent in this offering.

We anticipate closing the sale of an additional 133,777 units tomorrow which will result in additional gross proceeds to us of $301.000. We will pay Brookstreet Securities Corporation a sales commission of $15,050 and a non-accountable expense allowance of $18,060 on these sales, and issue that firm additional placement agent warrants for 167,221 shares which will be identical to the warrants previously issued to that firm as described above.

We granted Brookstreet Securities Corporation observation rights for all meetings of our Board of Directors. Without the prior written consent of Brookstreet Securities Corporation we also agreed not to make any changes in our management for a period of six months following the closing of the offering and not to issue any new securities, including debt, until the registration statement described below has been declared effective. Our officer and directorshave executed lock-up agreements restricting each of them from disposing of any of our securities for a period of 180 days following the closing of the offering.

We agreed to file a registration statement with the Securities and Exchange Commission within 30 days of the closing of the offering covering the shares of common stock, including the shares underlying the warrants, sold in the offering. We also granted Brookstreet Securities Corporation piggy-back registration rights covering the shares of common stock underlying the warrants issued to that firm as partial compensation for their services as placement agent. Once effective, we have agreed to keep the registration statement effective for a period of two years, and to pay all costs associated with the filing of the registration statement, including reasonable fees and expenses of one counsel for the holders of the securities sold in the offering. If we fail to file the registration statement within the prescribed timeframe we are required to issued the purchasers on a pro rata basis additional shares of our common stock equal to 1% of the shares purchased in the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spare Backup, Inc.

November 9, 2006	/s/ Cery Perle
Cery Perle
President, Chief Executive Officer